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                                                                   Exhibit H.2.A


                          Citigroup Global Markets Inc.
                              388 Greenwich Street
                            New York, New York 10013

April 11, 2003

Gifford R. Zimmerman
Nuveen Preferred and Convertible Income Fund
c/o Nuveen Investments
333 West Wacker Drive
Chicago, Illinois 60606

Dear Mr. Zimmerman:

          Reference is made to Nuveen Preferred and Convertible Income Fund (the "Fund"). The Fund made an initial public offering of its common shares of beneficial interest through several underwriters (collectively, the "Underwriters"), pursuant to the terms of the Underwriting Agreement, dated March 26, 2003, among the Fund, Nuveen Institutional Advisory Corp., Spectrum Asset Management, Inc., Froley, Revy Investment Co., Inc. and the Underwriters (the "Underwriting Agreement"). Such offering is referred to herein as the "Offering". We have acted as lead manager and representative (the "Representative") of the Underwriters of the Offering.

          The Representative is requesting that it be able to re-allocate to itself the full amount of Additional Shares (as defined in the Underwriting Agreement) that an Underwriter fails or refuses to purchase in connection with any exercise by the Underwriters on or after the date hereof of the over-allotment option provided for in the Underwriting Agreement. This letter is to confirm our agreement with you as to the terms and conditions on which the Representative may re-allocate such Additional Shares:

     a. The number of Additional Shares to be re-allocated will be the number of Additional Shares (subject to such adjustments as the Representative may determine to avoid fractional shares) which bears the same proportion to the number of Additional Shares that were to be purchased by the defaulting Underwriter as the number of Firm Shares (as defined in the Underwriting Agreement) set forth opposite the name of such defaulting Underwriter in
Schedule I to bears to the aggregate number of Firm Shares (such amount is referred to herein as the "Re-Allocated Additional Shares");

     b. The Representative will purchase in full the Re-Allocated Additional Shares and will also purchase the number of Additional Shares allocated to it in accordance with Section 2 of the Underwriting Agreement without taking into account the re-allocation of the Re-Allocated Additional Shares;

     c. The number of Additional Shares to be purchased by each non-defaulting Underwriter other than the Representative will be determined in accordance with
Section 2 of the Underwriting Agreement without taking into account the re-allocation of the Re-Allocated

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Additional Shares and will not be altered with respect to such non-defaulting
Underwriter in any manner as a result of the re-allocation of the Re-Allocated Additional Shares; and

     d. Notwithstanding any re-allocation of the Re-Allocated Additional Shares, all other terms and conditions of, and agreements contained in, the Underwriting Agreement will remain unchanged and continue with full force and effect.

          The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This letter agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this letter agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

          If the foregoing correctly sets forth our understanding regarding the matters described herein, please so indicate by signing a copy of this letter where indicated below and returning the signed copy of this letter to us. For your convenience, a duplicate copy of this letter has been included.

                                          On behalf of themselves and, in
                                          respect of the Offering, the other
                                          Underwriters of the Offering

                                          By:  Citigroup Global Markets Inc.

                                          Citigroup Global Markets Inc.,
                                          as Representative of the Underwriters

                                          By /s/ Kevin Deignan
                                             --------------------------
                                             Name: Kevin Deignan
                                             Title:  Vice President


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Acknowledged and agreed to as of this
11th day of April 2003

NUVEEN PREFERRED AND CONVERTIBLE INCOME FUND



By: /s/ Gifford R. Zimmerman
    -----------------------------
    Name: Gifford R. Zimmerman
    Title: Chief Administrative Officer


NUVEEN INSTITUTIONAL ADVISORY CORP.

By: /s/ Gifford R. Zimmerman
    -----------------------------
    Name: Gifford R. Zimmerman
    Title: Managing Director


SPECTRUM ASSET MANAGEMENT, INC.



By: /s/ Bernard Sussman
    -----------------------------
    Name: Bernard Sussman
    Title: Executive Director


FROLEY, REVY INVESTMENT CO., INC.



By: /s/ K. Andrea O'Connell
    -----------------------------
    Name: K. Andrea O'Connell
    Title: President